CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the CSOP ETF Trust and to the use of our report dated November 19, 2019 on the financial statements and financial highlights of CSOP FTSE China A50 ETF, a series of shares of beneficial interest in CSOP ETF Trust. Such financial statements and financial highlights appear in the September 30, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
December 23, 2019